Exhibit 10.1

June 12, 2006

Matthew Gosling

[Address]

Dear Matt:

I am very pleased to extend to you this offer to join the Depomed team as Vice President, Legal and General Counsel, reporting directly to me.  The rate of pay we offer is $24,166.67 per month (equal to $290,000 per annum).  As agreed, your first day of employment will be Monday, June 26, 2006.

Your compensation package additionally includes options to acquire 75,000 shares of Depomed Common Stock; the per-share exercise price will be the closing stock price on the date employment commences.  This grant has been approved by Depomed’s Compensation Committee of the Board of Directors. As provided for in Depomed’s 2004 Equity Plan, these options will vest over a four-year period.

Also, you will be entitled to our complete benefits package including healthcare insurance and, should you choose to participate, a 401(k) retirement plan.  During your first year of employment you will be entitled to 14 days of vacation and to the ten holidays that are observed by the Company.

Additionally, as a condition for employment, it will be necessary that you sign a copy of the Company’s Confidential Information, Secrecy and Invention Agreement. Consistent with Company policy, the initial three months of employment are considered introductory and for the purpose of performance evaluation; employment at Depomed is considered “at will”.  As required by law, you must show proof of citizenship, permanent residency in the U.S. or authorization to work in the U.S.  To complete the I-9 form, we ask that you bring copies of this documentation on your first day of employment.

Matt, I am very pleased to extend this offer to you, and on behalf of all the Depomed employees I look forward to having you join us. As an emerging specialty pharmaceutical company, your skills and experience will make you an important member of our Company.  If you elect to accept this offer, please sign and return one copy of this letter to me.  A pre-addressed, envelope is provided for your convenience.

Sincerely,	This letter correctly sets forth our agreement.

/s/ John W. Fara

	Signed:	/s/ Matthew M. Gosling
John W. Fara, Ph.D.
President and CEO	Dated:	June 14, 2006